   As filed with the Securities and Exchange Commission on November 27, 2000
                                                 Registration Statement No. 333-
===============================================================================
                            SECURITIES AND EXCHANGE

                                   COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              GEOWORKS CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                  960 ATLANTIC AVENUE        94-2920371
(State or other jurisdiction of   ALAMEDA, CALIFORNIA 94501   (IRS Employer
incorporation or organization)         (510) 814-1660        Identification No.)
                             ----------------------
   (Address, including zip code, and telephone number including area code, of registrant's principal executive office)
                             ----------------------
                                DAVID L. GRANNAN
                             CHIEF EXECUTIVE OFFICER
                              GEOWORKS CORPORATION
                               960 ATLANTIC AVENUE
                            ALAMEDA, CALIFORNIA 94501
                                 (510) 814-1660

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------
                        Copies of all communications to:

               JAMES GIVEN, ESQ.                       RANDOLF W. KATZ, ESQ.
      VICE PRESIDENT AND GENERAL COUNSEL                   BRYAN CAVE LLP
             GEOWORKS CORPORATION                   2020 MAIN STREET, SUITE 600
              960 ATLANTIC AVENUE                     IRVINE, CALIFORNIA 92614
           ALAMEDA, CALIFORNIA 94501                       (949) 223-7000
                (510) 814-1600                           FAX (949) 223-7100
              FAX (510) 814-4250

                             ----------------------
     Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

                             ----------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                      -------------------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------------ ----------------- -------------------------- ------------------------- -------------------
   TITLE OF EACH CLASS OF        AMOUNT TO BE        PROPOSED MAXIMUM           PROPOSED MAXIMUM          AMOUNT OF
 SECURITIES TO BE REGISTERED      REGISTERED     OFFERING PRICE PER SHARE*  AGGREGATE OFFERING PRICE   REGISTRATION FEE
------------------------------ ----------------- -------------------------- ------------------------- -------------------
common stock, par value $.001   3,377,437 shares            $3.39                 $11,449,511.43           $3,022.67
------------------------------ ----------------- -------------------------- ------------------------- -------------------

     *Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low sales prices reported on November 22, 2000, as reported on The Nasdaq National Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              GEOWORKS CORPORATION

                              CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501 (B) OF REGULATION S-K

            REFERENCING ITEMS IN PART I OF FORM S-3 TO THE PROSPECTUS


ITEM NO. AND CAPTION                                      HEADING IN PROSPECTUS
-------------------------------------------------------------------------------
1.   FOREPART OF THE REGISTRATION STATEMENT AND
     OUTSIDE FRONT COVER PAGE OF PROSPECTUS...........Outside Front Cover Page of Prospectus

2.   INSIDE FRONT AND OUTSIDE BACK COVER PAGES
     OF PROSPECTUS....................................Inside Front Cover Page of Prospectus;
                                                      Outside Back Cover Page of Prospectus
3.   SUMMARY INFORMATION, RISK FACTORS AND
     RATIO OF EARNINGS TO FIXED CHARGES...............Risk Factors; Use of Proceeds

4.   USE OF PROCEEDS..................................Use of Proceeds

5.   DETERMINATION OF OFFERING PRICE..................Outside Front Cover Page of Prospectus;
                                                      Risk Factors; Plan of Distribution

6.   DILUTION.........................................Use of Proceeds

7.   SELLING SECURITY HOLDERS.........................Selling Stockholders

8.   PLAN OF DISTRIBUTION.............................Outside Front Cover Page of Prospectus;
                                                      Inside Front Cover Page of Prospectus;
                                                      Plan of Distribution

9.   DESCRIPTION OF SECURITIES TO BE REGISTERED.......Outside Front Cover Page of Prospectus;
                                                      Plan of Distribution

10.  INTERESTS OF NAMED EXPERTS AND COUNSEL...........Not Applicable

11.  MATERIAL CHANGES.................................Incorporation of Certain Documents by
                                                      Reference

12.  INCORPORATION OF CERTAIN INFORMATION
     BY REFERENCE.....................................Incorporation of Certain Documents by
                                                      Reference

13.  DISCLOSURE OF COMMISSION POSITION ON
     INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...Indemnification of Our Officers and Directors


THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2000

                             PRELIMINARY PROSPECTUS

                              GEOWORKS CORPORATION

                        3,377,437 SHARES OF COMMON STOCK

                             ----------------------

     This Prospectus relates to the public offering of 3,377,437 shares of our common stock, par value $.001 per share, which are held by some of our current stockholders. These shares may be offered and sold from time to time by the selling stockholders named herein. We will not receive any of the proceeds from the sale of the common shares. We will bear the costs relating to the registration of these common shares.

     The selling stockholders may offer their common shares through public or private transactions, on or off The Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest.

     The common shares are traded on The Nasdaq National Market under the symbol GWRX. The closing sales price of the common shares as reported on The Nasdaq National Market on November 22, 2000 was $3.00 per share. The selling stockholders will pay any sales commissions incurred in connection with the sale of shares through this Prospectus.

                             ----------------------

     YOU SHOULD CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE 3 FOR IMPORTANT INFORMATION YOU SHOULD CONSIDER WHEN DETERMINING WHETHER TO INVEST IN OUR COMMON STOCK.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                The date of this Prospectus is November ___, 2000

                                EXPLANATORY NOTES

     We are registering these shares for the selling stockholders in accordance with prior commitments we made to them. One of the selling stockholders acquired its shares in partial consideration for the sale of assets pursuant to an Asset Purchase and Stock Sale Agreement in July of 2000. Other selling stockholders acquired their shares pursuant to a Stock Purchase Agreement in September of 2000. In connection with both of these transactions, the Company entered into Registration Rights Agreements, whereby the Company agreed to use its best efforts to file a registration statement on Form S-3 covering the resale of the shares sold to the selling stockholders. An additional selling stockholder acquired his shares in connection with a service agreement for the provision of consulting services to us.

                             ----------------------

     We have not authorized anyone to provide you with information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of common stock covered by this Prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date, regardless of the time of delivery of this Prospectus or of any sale of the shares. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                             ----------------------

     In this Prospectus, the words "Geoworks," "we," "our," "ours" and "us" refer only to Geoworks and its subsidiaries (unless indicated otherwise), and not to any of the selling stockholders. The following summary contains basic information about this offering. It likely does not contain all of the information that is important to you. You should read carefully this entire Prospectus, including the financial information and related notes, as well as the documents we have incorporated by reference into this Prospectus before making an investment decision.

                             ----------------------

                                TABLE OF CONTENTS

                                                                           PAGE

Risk Factors..................................................................3
The Company..................................................................10
Use of Proceeds..............................................................11
Plan of Distribution.........................................................11
Selling Stockholders.........................................................14
Legal Matters................................................................14
Experts......................................................................14
Where You Can Find More Information..........................................15
Indemnification of Our Officers and Directors................................15
Incorporation of Certain Documents by Reference..............................16

                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

HISTORY OF OPERATING LOSSES; ANTICIPATED FUTURE LOSSES.

     Since Geoworks was formed in 1983, our revenues have been limited, and we have incurred significant losses, and suffered substantial negative operating cash flow. As of September 30, 2000, we had an accumulated deficit of $97.8 million, and had incurred operating losses of $7.7 million in the six months ended September 30, 2000 and approximately $5.2 million, $16.3 million, and $16.0 million in the fiscal years ended March 31, 2000, 1999, and 1998, respectively. We expect a substantial annual operating loss in the fiscal year ending March 31, 2001, and it is unclear when, if ever, we will be profitable. We will attempt to achieve profitability by managing operating expenses, maximizing professional services consulting revenues, and focusing our resources on the wireless data communication services and technologies. We will also increase our focus on licensing our server technology, selling our Mobile ASP(TM), Mobile Site(TM), AirBoss(TM), and AirForce(TM) products, and licensing our patent portfolio. However, we cannot assure you that our efforts will be successful.

ABILITY TO CAPITALIZE ON INTELLECTUAL PROPERTY RIGHTS AND PATENT PORTFOLIO.

     On January 19, 2000, we announced to the WAP Forum and its members that we hold essential Intellectual Property Rights (IPR) for the Wireless Application Protocol and the Wireless Markup Language (WML) specification (collectively the "WAP Specification"). We also announced that we believe our patents for flexible user interface technology (U.S. Patent No. 5,327,529 and Japanese Patent No. 2,794,339) are potentially implicated by products and services based on the WAP Specification and placed into the stream of commerce in the United States and Japan. Simultaneously, we announced our comprehensive licensing program to make our technology available to WAP Forum members, non-members, and other industry participants. In February 2000 we clarified our licensing program. We have an active program for communicating with new WAP Forum members and non-member companies entering the wireless Internet and data communications markets.

     In connection with our licensing program, we have posted on our web site (www.geoworks.com) a white paper entitled "The Geoworks Wireless Internet
Patent: Invention and Innovation in Flexible User Interface Technology." The white paper details many issues of interest to WAP Forum members and non-members, including licensing details, legal issues and technical information. The WAP Forum is an industry association devoted to developing a de facto world standard for wireless information and telephony services on digital mobile phones and other wireless terminals. We are a member of the WAP Forum. Other member companies include Ericsson Mobile Communications AB, Microsoft, Motorola, Nokia Mobile Phones, Openwave Systems Inc. ("Openwave," formerly known as Phone.com Inc.), and QUALCOMM Inc., among more than 500 leading companies around the world.

     Prior to launching our licensing program, we met certain compliance protocols outlined in the WAP Forum membership documents. In May of 1999, we were one of the first WAP Forum members to register and declare that our patented flexible user interface technology was essential IPR in the WAP Specification. During the latter part of 1999, we obtained an independent analysis of our flexible user interface patent, as well as of the WAP Specification. We received multiple legal opinions indicating that of the WAP Specification implicated our patented technology. The analysis, and our licensing program, were prepared with the help of experts from distinguished law firms recognized as leaders in patent law and licensing.

     On April 25, 2000, Openwave filed a declaratory relief complaint alleging that our flexible user interface patent is invalid and unenforceable. We believe Openwave's claims are without merit. Our patent was awarded in 1994 after a four-year interactive prosecution administered by the United States Patent & Trademark Office. Under U.S. patent law the validity of a patent issued by the United States Patent & Trademark Office is presumed valid. We do not believe the Openwave litigation will overcome this legal presumption.

     On June 16, 2000, we announced that we had filed a countersuit in the United States District Court in San Francisco against Openwave. The lawsuit, which was served on Openwave on the previous day, seeks to demonstrate that the activity of Openwave and its licensees utilizing Openwave's UP Server Suite and UP Browser infringes on Geoworks Flexible User Interface patent.

     On July 5, 2000, we announced that we had implemented new licensing terms beginning July 1, 2000 for companies that use our Flexible User Interface patent. We recognized by the number of requests we have received for additional information that the licensing program is a complex matter. As a result, we offered an extension of the previous licensing terms through September 1, 2000 to any company that contacted Geoworks by July 31, 2000. Companies negotiating license terms will continue to receive the current introductory annual rate of $20,000 and will not be held responsible for any past infringement of the patent if the license was completed by September 1, 2000. Companies that did not become licensees by September 1, 2000, will be offered a licensing fee of $100,000 for a 3-year contract and may remain liable for any past infringement of our flexible user interface patent. Certain server license rates will not be changed. Applicable fees may also be waived for smaller companies.

     On September 8, 2000, we filed a complaint against three companies with the U.S. International Trade Commission, or ITC. This complaint was against Openwave, Sanyo Electric Co., Ltd. of Japan and Sanyo North America seeking an order to block importation into the U.S. of WAP cellular telephones containing Openwave's microbrowsers. One month later, the ITC announced it had accepted our complaint and initiated an investigation into this matter. We believe this process will be resolved in a more timely fashion than the District Court proceedings. The ITC has set a calendar for this matter. Under this schedule, the ITC Judge will issue a final decision in this matter by June 11, 2001, with the final Commission decision due by September 11, 2001. Potentially, the ITC could issue exclusion orders that direct the U.S. Customs Service to stop all further imports into the U.S. of Sanyo WAP cell phones containing Openwave's UP Browser. In addition, the ITC can also issue cease and desist orders prohibiting Sanyo and Openwave from selling their domestic inventories of imported WAP cell phones and components that infringe upon our patent. However, no assurance of a favorable outcome can be assumed.

     On September 18, 2000, we announced that we had entered into a cross-licensing arrangement with Ericsson, a world leader in mobile communications, of several patents from both parties, including our flexible user interface. With use of our patents, Ericsson will be furthering its position in the development and marketing of Internet enabled terminals and infrastructure equipment, while Geoworks will enhance its Mobile ASP product offering and its newly acquired AirBoss Wireless Systems mobile data solutions.

     Through October 2000, we have licensed our flexible user interface patent to ten companies, including Toshiba and Ericsson. However, because of the Openwave lawsuit, the relative immaturity of the WAP market, and the complex legal and technical issues potential licensees must analyze in preparing to enter a licensing agreement with us, we cannot predict the future revenue impact. In addition, we do not know whether potential licensees will agree to sign license agreements or whether it will be necessary for us to pursue appropriate legal remedies. The expenses required to pursue legal remedies could be significant. Although we believe we have adequate resources to support our IPR licensing program, we cannot be certain of the outcome of related litigation. Litigation, regardless of its outcome, could result in significant expenses and be a diversion of our resources and could have a material adverse effect on our operating results and financial condition.

ADEQUACY OF CAPITAL RESOURCES TO EXECUTE BUSINESS PLAN.

     We believe our existing capital resources will be adequate to satisfy our operating and capital requirements for at least the next twelve months. We expect to incur additional losses for the fiscal year ending March 31, 2001, and may require substantial additional capital beyond that time to successfully execute our business plan. The amount of capital that we will need in the long-term depends upon many factors, such as the amount of revenue we receive from operations, working capital requirements, investment in product development and sales and marketing activities, our legal expenses, our capital expenditures, and potential strategic investments or acquisitions. Historically, we have sold equity securities, obtained advance payments of license revenue and professional fees, and obtained short-term loans as sources of funding. If we need additional financing to execute our business plan, there can be no assurance that it will be available or that, if available at all, the terms will be favorable to us or our stockholders without substantial dilution of ownership and rights. If adequate funds are not available to satisfy either short-term or long-term requirements, we may be required to curtail the scale of our operations significantly, forego market or research opportunities, obtain funds through arrangements with strategic partners or others on unfavorable terms, or reduce our ability to enforce our proprietary technology rights.

COMPETITION IN WIRELESS DATA COMMUNICATION SERVICES AND TECHNOLOGIES.

     We have experienced and expect more competition in the wireless data communication services and technologies markets. Our competitors include service providers, wireless ASPs and Internet content and transaction providers. These companies have more cash available and greater technical and marketing resources and name recognition and have or soon may have wireless data communication services and technologies that may compete directly with our products and services. These companies include Openwave, Infospace, Aether Systems, Puma Technologies, i3 Mobile, 724 Solutions, Oracle, Microsoft, Yahoo, and other Internet portals.

     In February 2000, we introduced Mobile ASP (Application Service Provider), as our first information service to businesses looking to reach their end user customers through mobile devices. Mobile ASP is designed to provide companies with a modular and scalable mobile communications platform they can use to extend their operations, communications and customer service initiatives. Mobile ASP clients select from modules that meet their customer requirements for mobile data and service solutions. In Mobile ASP, we offer six modules including the Mobile Server software, Secure Application Hosting, Wireless Network Integration, Systems Integration, Application Development, and 7x24 Customer Care.

     In May 2000, we introduced Mobile Site(TM) to companies looking for a mobile data solution with fewer features and quick implementation. The Mobile Site service dynamically pulls data from any company's Web site and programs it in a format suitable for transmission to WAP, HDML, SMS, Palm, iMode, and HTML mobile devices. Mobile Site allows any business to mobilize its existing Web content for any mobile device affordably and quickly. With Mobile Site, our clients can rapidly deploy a mobile service to their customers in less than two weeks.

     In July 2000, we acquired substantially all of the assets of an established, separate, and unincorporated division of Telcordia Technologies, Inc. ("Telcordia"), an SAIC company. The acquired division consisted of Telcordia's "AirBoss Business Unit" and "AirBoss Wireless Solutions Business Unit," which operated a software and wireless technology services business (collectively, "AirBoss"). AirBoss has developed a suite of patented software products that allow mobile users to access corporate intranets and the Internet remotely via wireless data communication networks. Using AirBoss software, wireless devices users can seamlessly network with enterprise applications, extending their corporate networks into mobile networks. The AirBoss solution operates with leading commercial wireless networks, including CDPD, GSM, CDMA/TDMA, MobiTex, ARDIS or satellite. The AirBoss products' solutions are based on client-server architecture, operating both on the wireless mobile devices and on special purpose AirBoss servers connected to corporate computer networks. The AirBoss products support a full range of client device operating systems including Windows 95, Windows 98, Windows NT, Windows CE, Palm OS, RIM 850 and 950 pagers, and embedded systems. This flexibility allows AirBoss users to "mix and match" network components utilizing whichever wireless transmission technology is most appropriate without changes in wireless data functionality or performance.

     We plan to offer additional wireless data communication services and technologies to business and consumer end users, but we do not know whether we can market these services rapidly enough or whether the market will accept them. The mobile e-commerce and information services marketplace is expected to evolve rapidly. Our competitors may develop and market services and technologies that are superior to ours and their offerings may achieve greater market acceptance.

DEPENDENCE ON DEVELOPMENT OF MOBILE DEVICE CONTENT AND SERVICES.

     We believe our long-term financial success depends on our ability to profit from the delivery of content and services for mobile communication devices. We plan to generate revenue from sales of internally developed client and server software, mobile information hosting and delivery services using the ASP revenue model (monthly subscription fees), transaction revenue from mobile e-commerce services, and professional services for technology consulting, systems integration and content applications development. However, we cannot assure you that we will be able to derive significant revenue from any of these sources. Many of our competitors have more widely deployed wireless server technology, greater client development resources, and a larger market presence. We cannot assure you that we will be able to develop better technology, market additional products and services, or obtain greater distribution rights to third-party products or content than our competitors, or that our services will achieve greater acceptance in the market. Further, we have historically marketed operating systems and applications, and we have limited experience marketing server and mobile e-commerce and information services. Finally, practical and effective distribution of content and services to mobile communication devices is an unproven concept which depends on many factors for success, including the size of the data and applications to be distributed and the presence of an appropriate network infrastructure. We cannot assure you that mobile information services will prove to be feasible or that our technology will be suitable for the distribution infrastructure as it develops. If we cannot derive significant revenue from one or more of the foregoing sources, there will be material adverse impact to our long-term business, results of operations and financial condition.

RISKS OF SOFTWARE PRODUCT DEVELOPMENT AND RISK OF DELAYS.

     Our future success will depend on our ability to develop and release, on a timely basis, new application software products and wireless data communication services and technologies. It is critical that our current and future products and services be widely accepted in new markets. We have made progress toward these goals, but cannot guarantee that our products and services will be widely accepted in the market.

     Because of the short product life cycles and intense competition expected in the mobile communicating device market, and the mobile e-commerce and information services markets, the timeliness of new product and service introductions and shipments can be critical. We cannot assure you that we will be able to develop, introduce and ship new products or services rapidly enough. Furthermore, from time to time, our competitors may announce new products, features, technologies or services that have the potential to replace or shorten the life cycle of our existing offerings. These announcements may cause our customers to defer purchasing our products and services. Delays or difficulties associated with developing or introducing new products or services could have a material adverse effect on our business, operating results and financial condition.

DEPENDENCE ON LIMITED NUMBER OF REVENUE GENERATING CUSTOMERS.

     We have a history of dependence on a few key customers. In the six months ended September 30, 2000, three customers accounted for 79% of our total net revenues. Therefore, a termination or decline in these business relationships with any of our existing customers could have a material adverse impact on our business, financial condition, and results of operations, and we cannot assure you that we will be able to sustain these relationships and derive comparable revenues from them in the future.

     Our mobile information services revenue depends on signing up new customers with a large installed base of users. Our royalty revenue is critically dependent upon the timely introduction and successful marketing and sale by a limited number of consumer product companies of smart devices based on our software. Our license and other revenue is dependent upon obtaining new customers for the Mobile Server+, AirBoss, and AirForce software offerings. Our professional services revenue depends on a limited number of customer contracts; these revenues are also constrained by the number of chargeable current employees and the rate at which new highly skilled technical employees can be hired. We earn a substantial portion of our revenue from customers in Europe, Japan, and South Africa and we view these regions as strategic to our business objectives. Economic difficulties within Europe, Japan, and/or South Africa could have a material adverse effect on our ability to generate revenue from our customers in these regions and from customers who market their products within Europe, Japan and South Africa.

OUR ACQUISITION OF AIRBOSS AND ANY FUTURE ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR DIVERT MANAGEMENT ATTENTION.

     As part of our business strategy, we have made and expect to continue to make acquisitions of businesses that offer complementary products, services and technologies. On July 24, 2000, we acquired AirBoss, a developer of a software and wireless technology services business. We are in the initial stages of integrating the products, services, technologies and personnel from the company into Geoworks. Our acquisitions are and will be accompanied by the risks commonly encountered in acquisitions of businesses. Such risks include, among other things, the possibility that we pay much more than the acquired business is worth, the difficulty of integrating the operations and personnel of the acquired business into ours, the potential product liability associated with the sale of the acquired business' products, the potential disruption of our ongoing business, the distraction of management from our business, the inability of management to maximize our financial and strategic position, and the impairment of relationships with employees and customers. We have limited experience acquiring businesses, and we cannot assure you that we will identify appropriate targets, will acquire such businesses on favorable terms, or will be able to integrate such organizations into our business successfully. Further, the financial consequences of our acquisitions and investments may include potentially dilutive issuances of equity securities, one-time write-offs, amortization expenses related to goodwill and other intangible assets and the incurrence of contingent liabilities. These risks could have a material adverse effect on our business, financial condition and results of operations.

     If we are unable to successfully integrate AirBoss or to create new or enhanced services, we may not achieve the anticipated benefits from our acquisition of AirBoss. If we fail to achieve the anticipated benefits from this acquisition, we may incur increased expenses, experience a shortfall in our anticipated revenues and we may not obtain a satisfactory return on our investment. In addition, if any significant number of AirBoss employees fail to remain employed with us, we may experience difficulties in achieving the expected benefits of the acquisition.

     As part of our business strategy, we may in the future seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. These future acquisitions could pose the same risks to our business posed by the AirBoss acquisition described above. In addition, with future acquisitions, we could use substantial portions of our available cash as all or a portion of the purchase price. We could also issue additional securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution.

HISTORY OF DISAPPOINTING REVENUE FROM PREVIOUS GENERATION PRODUCTS.

     Historically, we emphasized the licensing of our operating system software to manufacturers of smart phones and non-communicating mobile devices, such as personal digital assistants and handheld electronic organizers. The smart phone market has emerged slower than anticipated and there is increasing competition for the operating systems used in smart phones. Products that use our technology, such as the Nokia 9110, Nokia 9000, Toshiba Dialo, Toshiba Genio, Toshiba Camesse Petit, Seiko-Epson Locatio and Mitsubishi Moem-D, have had only modest unit sales. With the exception of the Palm-branded handheld devices from Palm, Inc. and the Visor handheld computer from Handspring, Inc. (neither of which incorporates our software), products in the non-communicating device categories have also experienced low adoption rates. We have failed to generate significant royalty revenues in connection with our licensing efforts to date, and our operating results have been adversely affected as a result. Several of our previous licensees have canceled products prior to introduction or discontinued them after experiencing disappointing sales. Collectively, these third-party product cancellations, terminations, and disappointments have resulted in lower-than-expected recurring license revenues in previous fiscal years. In part we depend on the marketing efforts of our customers for their products to be accepted by the market.

FLUCTUATIONS IN OPERATING RESULTS.

     Our past operating results have been subject to significant fluctuations on both a quarterly and annual basis. We expect that our future operating results will also fluctuate as a result of all of the following: the timing and success of the our efforts to introduce and sell the Mobile ASP, Mobile Site, AirBoss, and AirForce products and services; the introduction and acceptance of our mobile e-commerce and information services; the extent to which we can negotiate and subsequently earn fees for professional services, research and development and maintenance fees from our customers; our ability to effectively manage our costs; legal costs associated with technology licensing and defense of our patent portfolio; and actions by our competitors.

     To obtain license and service revenue from Mobile ASP, Mobile Site, AirBoss, and AirForce customers, we will need to market and sell these new services and our customers will need to successfully deploy and market these services to their end users. We must also continue to develop new and compelling services. Revenue from mobile e-commerce and information services will vary based on the market success of the per-subscriber fee model and our ability to derive transaction fees from mobile e-commerce services. Revenue from research and development fees can vary considerably among periods, depending upon the specific terms of our contracts with clients and the relative level of development effort devoted to projects which generate research and development fees. Our results are also affected by the timing and extent of our expenses for research and development, and sales and marketing. We have traditionally devoted substantial resources to research and development, which has constrained our investment and performance in other activities and, in turn, affected reported operating results. While we have taken measures to reduce research and development expenditures in the past, our investment in research and development remains significant relative to our investment in other aspects of our operations. License revenue related to OEM customer products which contain our software is contingent upon those OEM customers' success in meeting anticipated shipment dates, obtaining market acceptance for their products, and realizing significant sales volume of those products. In addition, our results may be affected by seasonal and other fluctuations in demand for mobile communications devices and for related software products and services, as well as by the general state of the domestic, Japanese, European, South African and global economies. We believe that the market for smart phones and other mobile communicating devices could ultimately reflect significant seasonal swings in demand similar to those in the consumer electronics market, in which demand typically peaks in the fourth calendar quarter of each calendar year.

INTERNATIONAL OPERATIONS.

     We have derived most of our revenue from international operations in each of the last three fiscal years. We anticipate that international revenue will continue to represent a significant portion of our future revenue. Whether or not we receive revenue from international sources depends on certain inherent risks, including changes in local economic conditions, changes in regulatory requirements and tariffs, potential difficulties in the collection of accounts receivable, and unfavorable tax consequences. In particular, we derive a substantial portion of our revenue from customers in Europe, Japan, and South Africa, and we view these regions as strategic to our business objectives. Although our revenue is generally denominated in U.S. dollars, fluctuations in currency exchange rates and changes in local economic conditions could have adverse consequences on our ability to execute agreements with international customers, and as a result could adversely affect our ability to generate revenue from technology licensing, professional services, research and development fees, and mobile e-commerce and information services. In addition, we are obligated to withhold income tax from royalty income from licensees in certain countries, such as Japan and Finland. The amount and mix of our revenue derived from such licensees will impact our accruals for income taxes. Our income tax rate may vary depending on the amount and mix of our revenue actually derived from licensees subject to foreign withholding taxes as compared to amounts forecast by us.

NON-RECURRING REVENUES.

     We may receive one-time technology license or engineering fees or recognize revenue of paid but unamortized advance royalties under OEM agreements (currently recorded as deferred revenue) if agreements are terminated, amended or restructured or a product is discontinued. These charges could impact our operating results. These amounts could be a material portion of our revenue, as they have been in the past, and provide no corresponding cash flow benefit in the period in which the revenue is recognized.

DEPENDENCE ON KEY PERSONNEL.

     Our future success depends in large part on the continued service of our key technical, marketing, sales, administrative and management personnel, and on our ability to attract and retain qualified employees. The competition in the telecommunications, Internet, and high technology industries for talented personnel is intense. We cannot assure you that we will succeed in attracting and retaining such personnel. With the exception of certain executive positions, we do not have employment contracts with our key employees. We have had a significant number of changes in the senior leadership team over the last two years. The loss of key employees, turnover, and our ability to attract and retain members of our executive team, could have a material adverse effect on our business, operating results, and financial condition.

COMPETITION IN MOBILE COMMUNICATION DEVICE OPERATING SYSTEMS.

     We expect the market among mobile communicating device operating systems to be highly competitive. Although we believe there will be opportunities for more than one operating system, it is possible that a single operating system supplier may dominate in one or more market segments. Companies with significantly greater financial, technical, and marketing resources and greater name recognition than us, such as Symbian (a joint venture involving Psion, Ericsson, Motorola, and Nokia), Microsoft, Sun Microsystems, and Palm, Inc., have each developed or are reported to be developing operating systems which may compete directly with our current operating system software. Further, developers of real-time operating systems and low-end operating system software may attempt to adapt their products for the smart phone market, to provide operating systems which compete with ours. Although we believe our GEOS and GEOS-SC system software has features that give us an advantage over competing operating systems, companies may develop similar or better features. Moreover, a number of our current licensees have also established relationships with certain of these competing companies, and future licensees may do the same. In addition, manufacturers may choose to develop or acquire proprietary operating systems for mobile devices and compete directly with us. Our competitors may develop or market mobile communication device operating system or application software products that are superior to ours, that are offered at lower prices, or that are more rapidly accepted by the market.

     Because of our transition away from the development of operating system technology, we expect license fees and royalty revenues related to our operating system technologies to decrease significantly in the future.

VOLATILITY OF STOCK PRICE.

     If our revenues or results of operations do not meet the levels expected by securities analysts, the trading price of our common stock could decrease or not increase at the same rate as our competitors' stock or as the market in general. In addition, our common stock price is volatile because it is associated with internet, telecommunications and technology stocks, in general. As a result, there are other factors that may affect our stock price unrelated to our specific performance.

INVESTMENT RISK.

     Our cash and cash equivalents consist of demand deposits and highly liquid securities with original maturities of three months or less and our marketable securities consist of equity securities, principally mutual funds. We believe these investments are subject to minimal interest or market risks. Our long-term investments consist of common shares in Wink Communications, Inc. and warrants of MyTurn.com, Inc. The fair market value of these assets ($5,760,000 and $695,000, respectively at September 30, 2000) is included in long-term investments and will fluctuate with their respective market prices. As such these investments are subject to fluctuations of the stock market as a whole and the specific business risks of these companies.

FOREIGN EXCHANGE RISK.

     We have derived most of our revenue from international operations in each of the last three fiscal years. Although our invoices to customers are generally denominated in U.S. dollars, our international subsidiaries use the local currency as their functional currency. Our cash accounts in foreign countries are kept at the minimal levels necessary for operations. As the result of the above, the Company is exposed to foreign exchange rate fluctuations and as these exchange rates vary, the subsidiaries results, when translated, may vary from expectations and adversely impact our results of operations.

ACTUAL RESULTS COULD DIFFER MATERIALLY FROM FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS OR OUR SEC FILINGS.

     Some of the statements contained in this Prospectus and in our filings with the SEC, in our press releases and in oral statements are or may constitute forward-looking statements. These include statements relating to:

     o    our financial position;

     o    our plans to increase revenues; and

     o    our competitive strengths, business objectives, or strategies.

     Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by those forward-looking statements or from historical results. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under the heading "Risk Factors."

     In addition to the "Risk Factors," our business entails a variety of additional risks, which are set forth in documents we have filed or will file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to us or our representatives are expressly qualified in their entirety by these descriptions of these various risks. You should not place undue reliance on our forward-looking statements, which speak only as of the date they are made. We undertake no obligation to release publicly any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

                                   THE COMPANY

     Geoworks is a pioneer in wireless software solutions and services. Our vision is to enable mobile information access in the business-to-business and business-to-consumer markets. We participate in these markets by offering software products and services for mobile communications, technology licensing, and professional consulting services. Our Mobile ASP(TM) and Mobile Site(TM) solutions combine our proprietary Mobile Server+(TM) technology with our mobile media expertise to enable businesses to reach their mobile customers with relevant and timely information. By licensing our software platforms, our proprietary server, and our intellectual property portfolio, Geoworks plays a significant role in advancing the worldwide market for mobile devices. We also support industry-leading device manufacturers, carriers, and service providers with professional services in software engineering and development, project management, and wireless applications. We believe that voice and data communications through devices such as phones, pagers, and personal digital assistants (PDA's) represent a powerful new medium allowing anyone to easily access and interact with information and services. Our products and services are designed to mobilize the power of information in the new mobile communications medium.

     In July 2000, we acquired AirBoss. AirBoss has developed a suite of patented software products that allow mobile users to access corporate intranets and the Internet remotely via wireless data communication networks. Using AirBoss software, wireless devices users can seamlessly network with enterprise applications, extending their corporate networks into mobile networks. The AirBoss solution operates with leading commercial wireless networks, including CDPD, GSM, CDMA/TDMA, MobiTex, ARDIS or satellite. The AirBoss products' solutions are based on client-server architecture, operating both on the wireless mobile devices and on special purpose AirBoss servers connected to corporate computer networks. The AirBoss products support a full range of client device operating systems including Windows 95, Windows 98, Windows NT, Windows CE, Palm OS, RIM INTER@ACTIVE 850 and 950 pagers, and embedded systems. This flexibility allows AirBoss users to "mix and match" network components utilizing whichever wireless transmission technology is most appropriate without changes in wireless data functionality or performance.

     Our company was incorporated in California in 1983, and reincorporated in Delaware in 1997. The principal executive officers are located at 960 Atlantic Avenue, Alameda, California 94501 and the telephone number is (510) 814-1660. We also maintain offices in New Jersey, Japan, and the United Kingdom. Our fiscal year is April 1 through March 31. You can visit our website at http://www.geoworks.com.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common shares offered by this Prospectus, nor will such proceeds be available for our use or benefit. Accordingly, our stockholders will not suffer any dilution through the sale of the common shares offered by this Prospectus, as we are not selling or issuing any shares of our common stock. All shares offered or sold through the use of this Prospectus were previously sold and issued by us to the selling stockholders.

                              PLAN OF DISTRIBUTION

     Geoworks is registering 3,377,437 shares of common stock, par value of $0.001 per share, on behalf of certain selling stockholders. Geoworks will receive no proceeds from this offering. The Shares (as defined below) may be offered by certain stockholders of Geoworks or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer (the "selling stockholders"). Of the Shares, 3,017,881 of them (the "Telcordia Shares") were originally issued by Geoworks in connection with the acquisition of substantially all of the assets of a separate, unincorporated division of Telcordia Technologies, Inc., a Delaware corporation ("Telcordia"), by Geoworks New Jersey Corporation, a New Jersey corporation and wholly-owned subsidiary of Geoworks, which was then known as AirBoss Acquisition Corporation, pursuant to the Asset Purchase and Stock Sale Agreement dated as of July 24, 2000, by and among Geoworks, Geoworks New Jersey Corporation, and Telcordia. The Telcordia Shares are being registered by Geoworks pursuant to the Registration Rights Agreement dated as of July 24, 2000, entered into by Geoworks and Telcordia as part of the consummation of the transaction.

     Of the Shares, 355,556 of them (the "Integral Shares") were originally issued by Geoworks in connection with the Stock Purchase Agreement dated as of September 1, 2000, by and among Geoworks and Integral Capital Partners V, Side Fund, L.P., a Delaware limited partnership, and Integral Capital Partners V, L.P., a Delaware limited partnership (collectively, "Integral"). The Integral Shares are being registered by Geoworks pursuant to the Registration Rights Agreement, dated as of September 1, 2000, entered into by Geoworks and Integral as a condition of consummating the transaction.

     Of the Shares, 4,000 of them (the "Cambridge Shares") were originally issued to Cambridge Consulting in connection with the Agreement for Consulting with Cambridge Consulting, dated June 19, 2000. The Cambridge Shares; the Telcordia Shares, and the Integral Shares are referred to herein as the "Shares," all of which were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof.

     The selling stockholders will act independently of Geoworks in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more, or a combination of, the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell Shares short and redeliver the Shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The selling stockholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this Prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. If the selling stockholders or any broker-dealers qualify as "underwriters," they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The selling stockholders may transfer the Shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other non-sale related transfer.

     The selling stockholders have not advised us that they have entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities. We have not been advised by any of the selling stockholders that there is any underwriter or coordinating broker acting in connection with the proposed sale of the Shares. However, Telcordia, in connection with our grant of registration rights to it, agreed to certain market stand-off provisions in the event that we were to file a registration statement for an underwritten public offering of our common stock. Under certain circumstances, Telcordia has agreed, to the extent requested by us and the underwriter, if any, that it will not, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, or otherwise transfer or dispose of (other than to donees or purchasers, who agree to be similarly bound) any of our securities then held by it. This agreement will expire following the conclusion of the market stand-off period of the second registration statement that we file that registers our common stock, or other securities of the same class (or other related securities), to be sold on its behalf to the public in an underwritten offering, but in any event not later than July 24, 2005. Each Telcordia market stand-off period is not to extend beyond the 90th day following the effective date of each such registration statement and is not to be applicable more than once in any 12-month period. Telcordia may decline a market stand-off request if all of our executive officers and directors have not entered into similar agreements.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934 ("Exchange Act"), any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Geoworks will make copies of this Prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. Geoworks assumes no obligation to so deliver copies of this Prospectus or any related prospectus supplement.

     Geoworks will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose: (a) the name of each such selling stockholder and of the participating broker-dealer(s), (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (f) other facts material to the transaction.

     The selling stockholders will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholders. All other expenses incurred in connection with the registration of the Shares, including printer's and accounting fees and the fees, disbursements and expenses of counsel for Geoworks will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Geoworks will indemnify the selling stockholders against claims arising out of any untrue statement of a material fact contained in this registration statement or any omission to state therein a material fact necessary in order to make the statement made therein not misleading.

     Geoworks has undertaken to keep a registration statement of which this Prospectus constitutes a part effective until the earlier of the disposition of the securities offered hereby or November __, 2003. After such period, if we choose not to maintain the effectiveness of the registration statement of which this Prospectus constitutes a part, the securities issuable offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act or pursuant to an effective registration statement thereunder.

                              SELLING STOCKHOLDERS

     For ease of reference, the term "selling stockholder" also includes any transferees, pledgees, donees, or successors to the selling stockholders named in the table below. Pledgees could include banks, brokers, financial institutions, or other lenders. To the extent required, we will name any additional selling stockholder in a supplement to this Prospectus.

     The following table sets forth the number of shares of common stock owned by each of the selling stockholders and the percentage of the total outstanding shares of Geoworks owned by each selling stockholder as of November 27, 2000. None of the selling stockholders has had any position, office, or material relationship with us or any of our affiliates within the past three years, other than as a result of the acquisition, or current ownership, of the Shares or other securities of Geoworks. Because the selling stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of the Shares that will be held by the selling stockholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the selling stockholders named below.

                                                                                              NUMBER OF SHARES
                                               NUMBER OF SHARES          PERCENT OF           REGISTERED FOR SALE
NAME OF SELLING STOCKHOLDER                    BENEFICIALLY OWNED    OUTSTANDING SHARES            HEREBY
Telcordia Venture Capital Corporation (1)      3,017,881               13.7%                  3,017,881

Integral Capital Partners V, L.P.                350,312                1.6%                    350,312

Integral Capital Partners V, Side Fund, L.P.       5,244                 *                        5,244

Cambridge Consulting                               4,000                 *                        4,000

                           TOTAL:              3,377,437               15.3%                  3,377,437

 __________________________

*    Less than one percent

     (1) Telcordia Venture Capital Corporation is a wholly-owned subsidiary of Telcordia Technologies, Inc., an SAIC company.

     This Prospectus also covers any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of common stock.

                                  LEGAL MATTERS

     The validity of the common shares offered by this Prospectus will be passed upon by Bryan Cave LLP, Irvine, California.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2000, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in this Registration Statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Because our shares are traded on The Nasdaq National Market under the symbol "GWRX, " those materials can also be inspected and copied at the offices of that organization. Here are ways you can reach and obtain copies of this information:

------------------------------------------------------------ ---------------------------------------------------------
                         WHAT IS AVAILABLE                                       WHERE TO GET IT
------------------------------------------------------------ ---------------------------------------------------------
                Paper copies of information                  SEC's Public Reference Room
                                                             Judiciary Plaza Building
                                                             450 Fifth Street, N.W., Room 1024
                                                             Washington, D.C.  20549

                                                             SEC's Pacific Regional Office
                                                             5670 Wilshire Boulevard, 11th Floor
                                                             Los Angeles, CA  90036-3648

                                                             The Nasdaq Stock Market, Inc.
                                                             1735 K Street, N.W.
                                                             Washington, D.C.  20006

------------------------------------------------------------ ---------------------------------------------------------

            On-line information, free of charge              SEC's Internet website at HTTP://WWW.SEC.GOV
                                                                                       ------------------

------------------------------------------------------------ ---------------------------------------------------------

    Information about the SEC's Public Reference Rooms       Call the SEC at 1-800-SEC-0330

------------------------------------------------------------ ---------------------------------------------------------

     This Prospectus is part of a Registration Statement on Form S-3 we filed with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. You can get a copy of the registration statement from the sources listed above.

                  INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS

     Our Certificate of Incorporation (i) eliminates the liability of our directors for monetary damages to the fullest extent permitted by Delaware law and (ii) authorizes us to indemnify our officers and directors to the fullest extent permitted by Delaware law. Additionally, we have entered into Indemnification Agreements with our directors under which we have undertaken to indemnify each such agent to the fullest extent permitted by our Certificate of Incorporation, bylaws, and applicable law against all expenses, liability and loss (which are not paid by insurance or otherwise by the Company) reasonably incurred or suffered by such agent in connection with the defense of any action or proceeding to which the agent was or is a party or is threatened to be made a party by reason of conduct in his capacity as an officer or director, or in which the agent is or may be involved by reason of the fact that he is or was serving as an officer or director of ours. The indemnification agreements apply to any action taken by the indemnitee while serving as an officer or director of ours, whether occurring before or after the date of the agreement. The agreements do not provide indemnification for any acts or omissions from which a director may not be relieved of liability under the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under File No. 0-23926 pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

     o Our Annual Report on Form 10-K for the year ended March 31, 2000, filed on June 29, 2000;

     o Our Current Report on Form 8-K dated July 24, 2000, filed on August 8, 2000;

     o Our Definitive Proxy Statement, dated August 10, 2000, filed on August 8, 2000 in connection with our 2000 Annual Meeting of Stockholders held on September 12, 2000;

     o Our Current Report on Form 8-K dated September 1, 2000, filed on September 14, 2000;

     o Our Current Report on Form 8-K/A dated July 24, 2000, filed on October 10, 2000;

     o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on November 14, 2000; and

     o All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering.

     You may request free copies of these filings by writing or telephoning us at the following address:

                          Investor Relations Department
                              Geoworks Corporation
                               960 Atlantic Avenue
                            Alameda, California 94501
                                 (510) 814-1660
                           INVESTOR-INFO@GEOWORKS.COM

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses (other than underwriting discounts and sales commissions) relating to the registration of common shares will be borne by us. These expenses, except the SEC registration fee, are estimated to be as follows*:

                  SEC Registration Fee ---------------------------$   3,022.67
                  Accountants' Fees ------------------------------   25,000.00
                  Legal Fees -------------------------------------    7,500.00
                  Printing Fees ----------------------------------    2,500.00
                  Transfer Agent Fees ----------------------------       - 0 -
                  Miscellaneous ----------------------------------      977.33

                  Total ------------------------------------------$  39,000.00

     * The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by
Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article VII of the registrant's Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Article VIII of the registrant's Bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

     Additionally, the Company has entered into Indemnification Agreements with its directors under which the Company has undertaken to indemnify each such agent to the fullest extent permitted by its Certificate of Incorporation, bylaws and applicable law against all expenses, liability and loss (which are not paid by insurance or otherwise by the Company) reasonably incurred or suffered by such agent in connection with the defense of any action or proceeding to which the agent was or is a party or is threatened to be made a party by reason of conduct in his capacity as an officer or director, or in which the agent is or may be involved by reason of the fact that he is or was serving as an officer or director of the Company.

     The Company also maintains on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

ITEM 16.      EXHIBITS.

2.1 Asset Purchase and Stock Sale Agreement, dated as of July 24, 2000, by and among Geoworks Corporation, AirBoss Acquisition Corporation, and Telcordia Technologies, Inc. (incorporated by reference to Exhibit No.
         2.1 to registrant's report on Form 8-K filed on August 8, 2000).

2.2 Registration Rights Agreement, dated as of July 24, 2000, by and between Geoworks Corporation and Telcordia Technologies, Inc. (incorporated by reference to Exhibit No. 2.3 to registrant's report on Form 8-K filed on August 8, 2000).

2.3 Stock Purchase Agreement, dated as of September 1, 2000, by and among Geoworks Corporation, Integral Capital Partners V, L.P., and Integral Capital Partners V, Side Fund, L.P. (incorporated by reference to Exhibit No. 2.1 to registrant's report on Form 8-K filed on September 14, 2000).

2.4 Registration Rights Agreement, dated as of September 1, 2000, by and among Geoworks Corporation, Integral Capital Partners V, L.P., and Integral Capital Partners V, Side Fund, L.P. (incorporated by reference to Exhibit No. 2.2 to registrant's report on Form 8-K filed on September 14, 2000).

4.1 Certificate of Incorporation of Geoworks Corporation, as amended (incorporated by reference to Exhibit No. 4.01 to registrant's report on Form 8-K filed on October 27, 1997).

4.1a     Certificate of Amendment of Certificate of Incorporation of
         Registrant, filed November 3, 2000, with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit No. 3.1a to registrant's quarterly report on Form 10-Q filed on November 14, 2000).

4.2 Bylaws of Geoworks Corporation (incorporated by reference to Exhibit No. 4.02 to registrant's report on Form 8-K filed on October 27, 1997).

5.1*     Opinion of Bryan Cave LLP.

23.1*    Consent of Ernst & Young LLP, Independent Auditors.

23.2*    Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1*    Power of Attorney (included in signature page).

_________________________

*        Items so noted are filed herewith.

ITEM 17.      UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a view registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)      For purposes of determining any liability under the Securities
Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on November 27, 2000.

                              GEOWORKS CORPORATION

                              By:   /s/ DAVID L. GRANNAN
                                    ----------------------------------
                                    David L. Grannan
                                    Chief Executive Officer
                                    (Principal Executive Officer)

                              By:   /s/ TIMOTHY J. TOPPIN
                                    ----------------------------------
                                    Timothy J. Toppin
                                    Vice President and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                      TITLE                                  DATED
/s/ David Neylon                Chairman of the Board of Directors        November 27, 2000
---------------------------
David Neylon

/s/ David L. Grannan               Director                               November 27, 2000
---------------------------
David L. Grannan

/s/ Stephen T. Baker               Director                               November 27, 2000
---------------------------
Stephen T. Baker

/s/ John B. Balousek               Director                               November 27, 2000
---------------------------
John B. Balousek

/s/ Kevin P. Fitzgerald            Director                               November 27, 2000
---------------------------
Kevin P. Fitzgerald

/s/ Andrew Cole                    Director                               November 27, 2000
---------------------------
Andrew Cole

                                INDEX TO EXHIBITS

EXHIBIT NO.                    DESCRIPTION
-----------                    -------------

5.1                   Opinion of Bryan Cave LLP.

23.1                  Consent of Ernst & Young LLP, Independent Auditors.

23.2                  Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1                  Power of Attorney.